Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 7, 2025, with respect to the consolidated financial statements of Amer Sports, Inc. and subsidiaries, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG AB

Stockholm, Sweden

March 7, 2025